Exhibit 99.1

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc.
+1 (714) 889-2200
Quiksilver, Inc. Reports Fiscal 2010 First Quarter Financial Results

—	Net Revenues of $433 million versus $443 million in prior year

—	Pro-Forma Loss from Continuing Operations of $0.02 per share versus Pro-Forma Loss of $0.07 per share in prior year

—	Loss from Continuing Operations of $0.04 per share versus Loss of $0.52 per share in prior year
Huntington Beach, California, March 11, 2010—Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the first quarter ended January 31, 2010. Consolidated net revenues from continuing operations for the first quarter of fiscal 2010 decreased 2% to $432.7 million from $443.3 million in the first quarter of fiscal 2009. The pro-forma consolidated loss from continuing operations for the first quarter of fiscal 2010 was $2.5 million, or $0.02 per share, compared to $9.0 million, or $0.07 per share, for the first quarter of fiscal 2009. The pro-forma loss for the first quarter of fiscal 2010 excludes a $3.0 million severance charge, primarily in the Americas. Including this charge, the loss from continuing operations was $5.4 million, or $0.04 per share, compared to $65.9 million, or $0.52 per share, for the first quarter of fiscal 2009. A reconciliation of GAAP results to pro-forma results is included in the accompanying tables. Net revenues and the loss from continuing operations for all periods exclude the results of the Rossignol wintersports business, which was sold in November 2008 and is reported as discontinued operations.
Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc., commented, “We’re pleased to deliver first quarter financial results that exceed our prior expectations. We have taken bold steps over the past several quarters to improve our operations and with continuing hopes for economic stabilization and improvement, we are poised to benefit from any upturn in discretionary consumer spending. While we recognize that U.S. retail trends in general are improving, it appears that the pace of global recovery will not be uniform. That being said, we are well-positioned to deliver improved financial performance in the future.”
Net revenues in the Americas decreased 8% during the first quarter of fiscal 2010 to $187.0 million from $203.4 million in the first quarter of fiscal 2009. As measured in U.S. dollars and reported in the financial statements, European net revenues decreased 2% during the first quarter of fiscal 2010 to $177.9 million from $181.7 million in the first quarter of fiscal 2009. In constant currency, European segment net revenues decreased 12% compared to the prior year. As measured in U.S. dollars and reported in the financial statements, Asia/Pacific net revenues increased 16% to $67.1 million in the first quarter of fiscal 2010 from $57.6 million in the first quarter of fiscal 2009. In constant currency, Asia/Pacific segment net revenues decreased 15% compared to the prior year. Please refer to the accompanying tables in order to better understand the impact of foreign currency on revenue trends in our Europe and Asia/Pacific segments.
Consolidated inventories decreased 21% to $301.2 million at January 31, 2010 from $380.5 million at January 31, 2009. Consolidated trade accounts receivable decreased 13% to $323.0 million at January 31, 2010 from $373.4 million at January 31, 2009.
Addressing its outlook for continuing operations, the Company stated that based on current trends, second quarter revenues are expected to be down in the high single-digits on a percentage basis compared to the same quarter a year ago and that it expects to generate earnings per share on a diluted basis in the low-single-digit range. The Company indicated

Quiksilver, Inc. 2010 First Quarter Results
March 11, 2010

that longer term visibility into revenues and earnings remains somewhat limited at the present time.
The Company had approximately $148 million of availability under its credit lines in addition to approximately $150 million of unrestricted cash at the end of the first quarter.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories, snowboards and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on outdoor action sports. The Company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s revenue guidance, diluted earnings per share guidance and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at
www.quiksilver.com, www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.

Quiksilver, Inc. 2010 First Quarter Results
March 11, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended January 31,
In thousands, except per share amounts	2010	2009

Revenues, net	$432,737	$443,278
Cost of goods sold	210,588	236,115

Gross profit	222,149	207,163

Selling, general and administrative expense	203,160	206,818

Operating income	18,989	345

Interest expense	21,873	14,154
Foreign currency (gain) loss	(1,979)	1,430
Other expense (income)	5	(574)

Loss before provision for income taxes	(910)	(14,665)

Provision for income taxes	3,674	50,581

Loss from continuing operations	(4,584)	(65,246)
Income (loss) from discontinued operations	76	(128,564)

Net loss	(4,508)	(193,810)
Less: net income attributable to non-controlling interest	(846)	(616)

Net loss attributable to Quiksilver, Inc.	$(5,354)	$(194,426)

Basic and diluted EPS:

Loss per share from continuing operations attributable to Quiksilver, Inc.	$(0.04)	$(0.52)

Income (loss) per share from discontinued operations attributable to Quiksilver Inc.	$0.00	$(1.01)

Net loss per share attributable to Quiksilver, Inc.	$(0.04)	$(1.53)

Weighted average common shares outstanding	127,648	127,039

Amounts attributable to Quiksilver, Inc.:

Loss from continuing operations	$(5,430)	$(65,862)
Income (loss) from discontinued operations	76	(128,564)

Net loss	$(5,354)	$(194,426)

Quiksilver, Inc. 2010 First Quarter Results
March 11, 2010

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,	January 31,
In thousands	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$149,561	$42,089
Restricted cash	49,352	—
Trade accounts receivable, less allowance for doubtful accounts of $48,156 (2010) and $30,899 (2009)	322,959	373,357
Other receivables	28,832	65,650
Inventories	301,216	380,502
Deferred income taxes — short-term	63,220	88,284
Prepaid expenses and other current assets	40,698	37,337
Current assets held for sale	86	18,043

Total current assets	955,924	1,005,262
Restricted cash	—	45,824
Fixed assets, net	225,320	229,152
Intangibles, net	141,995	143,683
Goodwill	324,431	295,406
Other assets	76,017	39,844
Deferred income taxes — long-term	58,586	647

Total assets	$1,782,273	$1,759,818

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Lines of credit	$24,927	$237,299
Accounts payable	203,232	252,557
Accrued liabilities	91,222	84,730
Current portion of long-term debt	93,314	33,051
Income taxes payable	14,202	3,763
Current liabilities of assets held for sale	324	3,925

Total current liabilities	427,221	615,325

Long-term debt	858,324	742,976
Other long-term liabilities	40,573	30,689

Total liabilities	1,326,118	1,388,990

Stockholders’ equity:
Common stock	1,318	1,310
Additional paid-in capital	370,878	337,870
Treasury stock	(6,778)	(6,778)
Accumulated deficit	(6,977)	(4,007)
Accumulated other comprehensive income	89,424	37,487

Total Quiksilver, Inc. stockholders’ equity	447,865	365,882
Non-controlling interest	8,290	4,946

Total stockholders’ equity	456,155	370,828

Total liabilities & stockholders’ equity	$1,782,273	$1,759,818

Quiksilver, Inc. 2010 First Quarter Results
March 11, 2010

Information related to operating segments is as follows (unaudited):

	Three Months Ended January 31,
In thousands	2010	2009

Revenues, net:
Americas	$186,961	$203,413
Europe	177,877	181,698
Asia/Pacific	67,052	57,590
Corporate operations	847	577

	$432,737	$443,278

Gross Profit:
Americas	$81,015	$75,666
Europe	104,253	100,766
Asia/Pacific	37,043	30,701
Corporate operations	(162)	30

	$222,149	$207,163

SG&A Expense:
Americas	$76,361	$92,006
Europe	85,804	78,765
Asia/Pacific	31,377	26,916
Corporate operations	9,618	9,131

	$203,160	$206,818

Operating Income (Loss):
Americas	$4,654	$(16,340)
Europe	18,449	22,001
Asia/Pacific	5,666	3,785
Corporate operations	(9,780)	(9,101)

	$18,989	$345

Quiksilver, Inc. 2010 First Quarter Results
March 11, 2010

GAAP TO PRO-FORMA RECONCILIATION (UNAUDITED)

	Three Months Ended
	January 31,
	2010	2009
Loss from continuing operations	$(5,430)	$(65,862)
Severance charges, net of tax of $87 (2010)	2,977	6,103
Effect of U.S. tax valuation allowance	—	50,778

Pro-forma loss from continuing operations	$(2,453)	$(8,981)

Pro-forma loss per share from continuing operations	$(0.02)	$(0.07)

Pro-forma loss per share from continuing operations, assuming dilution	$(0.02)	$(0.07)

Weighted average common shares outstanding	127,648	127,039

Weighted average common shares outstanding, assuming dilution	127,648	127,039

Quiksilver, Inc. 2010 First Quarter Results
March 11, 2010

ADJUSTED EBITDA and PRO-FORMA ADJUSTED EBITDA RECONCILIATION

	Three Months Ended
	January 31,
	2010	2009
Loss from continuing operations	$(5,430)	$(65,862)
Provision for income taxes	3,674	50,581
Interest expense	21,873	14,154
Depreciation and amortization	13,570	13,303
Non-cash stock-based compensation expense	2,132	2,707

Adjusted EBITDA	$35,819	$14,883
Severance charges	3,064	6,103

Pro-forma Adjusted EBITDA	$38,883	$20,986

Definition of Adjusted EBITDA:
Adjusted EBITDA is defined as income from continuing operations before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) asset impairments. Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”), and it may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments.

Quiksilver, Inc. 2010 First Quarter Results
March 11, 2010

SUPPLEMENTAL EXCHANGE RATE INFORMATION
(UNAUDITED)
In order to better understand growth rates in our foreign operating segments, we make reference to constant currency. Constant currency reporting generally improves visibility into actual growth rates as it adjusts for the effect of changing foreign currency exchange rates from period to period. For income statement items, constant currency is calculated by taking the average foreign currency exchange rate used in translation for the current period and applying that same rate to the prior period. Our European segment is translated into constant currency using euros and our Asia/Pacific segment is translated into constant currency using Australian dollars, as these are the primary functional currencies of each reporting segment. As such, this methodology does not account for movements in individual currencies within an operating segment (for example, non-euro currencies within our European segment). A constant currency translation methodology that accounts for movements in each individual currency could yield a different result compared to using only euros and Australian dollars. The following table presents revenues by segment in both historical currency and constant currency for the three months ended January 31, 2009 and 2010:

	Americas	Europe	Asia/Pacific	Corporate	Total
Historical currency (as reported)
January 31, 2009	203,413	181,698	57,590	577	443,278
January 31, 2010	186,961	177,877	67,052	847	432,737
Percentage (decrease) increase	(8%)	(2%)	16%		(2%)

Constant currency (current year exchange rates)

January 31, 2009	203,413	201,230	78,431	577	483,651
January 31, 2010	186,961	177,877	67,052	847	432,737
Percentage decrease	(8%)	(12%)	(15%)		(11%)